Exhibit 99.1

SUMMARY

Unless the context otherwise indicates or requires, the terms “we,” “our,” “us,” and the “Company,” as used in this Exhibit 99.1, refer, for periods prior to the completion of the Business Combination (as defined below), to FGL (as defined below) and its subsidiaries and, for periods upon or after completion of the Business Combination, to Parent (as defined below) and its subsidiaries, including CF Bermuda Holding Limited, a Bermuda exempted limited liability company (“CF Bermuda”)_ the issuer of the notes offered hereby and its subsidiaries. Fidelity & Guaranty Life Holdings, Inc. (the “issuer”) operates primarily through Fidelity & Guaranty Life Insurance Company (“FGLIC”), which is domiciled in Iowa and was incorporated in Maryland in 1959, and also through FGLIC’s subsidiary, Fidelity & Guaranty Life Insurance Company of New York (“FGLICNY”).

As a result of the Business Combination, for accounting purposes, Parent is the acquirer and FGL is the acquired party and accounting predecessor. Our financial statement presentation includes the financial statements of FGL and its subsidiaries as “Predecessor” for the periods prior to the completion of the Business Combination and FGL Holdings, including the consolidation of FGL and its subsidiaries, as “Successor” for periods from and after the closing of the Business Combination. Following the consummation of the Business Combination, FGL was merged with and into Fidelity & Guaranty Life Holding, Inc., a Delaware corporation (the “issuer” or “FGLH”), with the issuer continuing as the surviving entity.

FGL Holdings (the “Parent”), formerly known as CF Corporation (“CF Corp.”), a Cayman Islands exempted company, was originally incorporated in the Cayman Islands on February 26, 2016 as a Special Purpose Acquisition Company (SPAC), formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more target businesses. Prior to November 30, 2017, CF Corp. was a shell company with no operations. On November 30, 2017, CF Corp. consummated the acquisition of Fidelity & Guaranty Life, a Delaware corporation (“FGL”) and its subsidiaries, pursuant to the Agreement and Plan of Merger, dated as of May 24, 2017, as amended (the “Merger Agreement”). The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination.”

In connection with the closing of the Business Combination, CF Corp. changed its name to “FGL Holdings.” Its trading symbols were historically quoted on the Nasdaq Capital Market (“Nasdaq”) under the symbols “CFCOU,” “CFCO” and “CFCOW,” respectively. On December 1, 2017, Parent’s ordinary shares and warrants began trading on the NYSE under the symbols “FG” and “FG WS,” respectively.

Upon the closing of the Business Combination, FGLIC entered into an investment management agreement (the “FGLIC Investment Management Agreement”) with Blackstone ISG-I Advisors L.L.C., a Delaware limited liability company (“BISGA”), and an indirect, wholly-owned subsidiary of The Blackstone Group L.P. (“Blackstone”). FGLIC appointed BISGA as investment manager (“Investment Manager”) of FGLIC’s general account including the assets underlying the modified coinsurance agreement entered into with F&G Re (collectively, the “FGL Account”). BISGA has discretionary authority to manage the investment and reinvestment of the funds and assets of the FGL Account in accordance with the investment guidelines specified in the FGLIC Investment Management Agreement. Additionally, three subsidiaries of Parent in addition to FGLIC entered into Investment Management Agreements with BISGA on substantially the same terms as the FGLIC Investment Management Agreement.

Overview

We are a primary life insurance company that offers a targeted portfolio of annuity and life insurance products through a national distribution network of approximately 180 insurance marketing organizations (“IMOs”) that represent an estimated 36,000 independent agents and managing general agents. Our primary product offerings include fixed indexed annuities, or “FIAs,” fixed indexed universal life insurance, or “IUL,” and other fixed annuities. We generally focus on consumers in the middle-income market in the United States, whom we believe are seeking the relative safety, accumulation and income features of our products. As of December 31, 2017, we had over 400,000 policyholders throughout the United States and 304 employees, primarily located in Baltimore, Maryland and Des Moines, Iowa.

Our Industry

We operate in a niche sector of the insurance industry that provides FIA and IUL products. The demand for these products is large and growing, and demographic and macroeconomic factors are expected to increase the demand for such products: over 10,000 people will turn 65 each day in the United States over the next 15 years. According to the U.S. Census Bureau, the percentage of the United States population over the age of 65 is expected to grow from 15% in 2015 to 20% in 2030.

We operate in the sector of the insurance industry that generally focuses on the needs of middle-income Americans. We believe the underserved middle-income market represents a major growth opportunity for us. As a tool for addressing the unmet need for retirement planning, we believe that many middle-income Americans appreciate the “sleep at night protection” that annuities such as our FIA products afford. As a result, the FIA market grew from nearly $12 billion of premiums in 2002 to $40 billion of premiums in 2017. Additionally, this market demand positively impacted the IUL market as it expanded from approximately $100 million of annual premiums in 2002 to approximately $1 billion of annual premiums in 2017.

We operate in a highly competitive industry. We encounter significant competition in all of our product lines from other insurance companies, many of which have greater financial resources and higher financial strength ratings than us and which may have a greater market share, offer a broader range of products, services or features, assume a greater level of risk, have lower operating or financing costs, or have different profitability expectations than us. Competition could result in, among other things, lower sales or higher lapses of existing products.

Our annuity products compete with fixed indexed, fixed rate and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank investments and other retirement funding alternatives offered by asset managers, banks and broker-dealers. The ability of banks and broker dealers to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of our products by substantially increasing the number and financial strength of potential competitors. Our insurance products compete with those of other insurance companies, financial intermediaries and other institutions based on a number of factors, including premium rates, policy terms and conditions, service provided to distribution channels and policyholders, ratings by rating agencies, reputation and commission structures.

Our Competitive Strengths

We believe we possess the following competitive strengths:

•

Established Life & Annuity Franchise Positioned to Capitalize on Attractive Sector:    We are a primary life insurance company with a well-established FIA, Fixed Rate, Multi-Year Guaranty Annuity (“MYGA”) and IUL platform. We offer a comprehensive suite of products through our longstanding distribution relationships, designed to capitalize on the growing demand for our products due to favorable demographic trends and the growing retirement population. Despite a challenging interest rate environment, we profitably sourced $2.6 billion of FIA, MYGA and IUL sales in fiscal year 2017 and grew our sales by approximately 10% annually from fiscal year 2012 to fiscal year 2017.

•

Enhanced Asset Management Capabilities:    We believe that our relationship with Blackstone will enhance our investment capabilities, allowing us to reinvest portions of our investment portfolio to incrementally increase yield and improve asset class diversification, while keeping our investment portfolio conservatively positioned and managed to reflect our liability profile. Our relationship with Blackstone will also allow us to leverage the scale, sourcing and investment expertise of a leading global investment firm with assets under management of approximately $434 billion. Specifically, we plan to utilize Blackstone’s expertise in real estate debt and equity, leveraged credit, infrastructure debt and equity, private equity and special situations.

•	Prudent Capital Position:

•	Under FGL Holdings’ ownership, we will continue to target conservative financial leverage and strong capitalization levels.

•

FGLIC intends to maintain dividend capacity and a prudent dividend policy consistent with its historical pattern. In addition to FGLIC’s solid balance sheet, its stable in-force block of existing policies are expected to provide reliable core operating earnings.

•	At December 31, 2017, FGLIC had $1,068 million of total adjusted capital and an RBC ratio of 499%, which is substantially above management’s internal target and applicable regulatory minimums.

•

Consistent Approach to Risk Management:    We have developed a robust enterprise risk management (“ERM”) platform and maintain a continued focus on enhancing ERM and managing within appropriate risk tolerances. We currently maintain a capital and liquidity profile we believe will allow us to withstand periods of economic stress, based on our model’s estimates. We have comprehensive risk management controls, including quarterly reporting to the Board of Directors on risk appetite and stress testing results and monthly executive meetings to discuss emerging risks and any risk events.

•

Bottom-line Focus:    We are focused on delivering strong, sustainable internal rates of return, returns on equity and, ultimately, profits. As a result, we concentrate our attention on initiatives that have a high probability of delivering target profits when evaluating organic growth opportunities, product design and acquisition candidates.

•

Operating Structure That Facilitates a Nimble Market Focus:    We manage our core competencies internally and outsource other capabilities to external vendors. We believe this allows us to respond quickly to changing product and distribution needs, while managing our costs. We closely manage our outsourcing partners and integrate their services into our operations. We believe that outsourcing allows us to focus capital and our employees on our core business operations and perform differentiating functions, such as investment, actuarial, product development and risk management functions. In addition, we believe an outsourcing model provides predictable pricing, service levels and volume capabilities and allows us to benefit from technological developments that enhance our customer self-service and sales processes.

•

Long-Term Relationships with Core Distribution Partners:    We design customized products to support the marketing strategies of our key IMOs. A collaborative, demand-driven approach to product design anchors the loyalty of our IMOs. The average tenure of our top 10 IMOs is 15 years. This long-term association with the Company demonstrates valued loyalty. Our top 10 IMPs represented approximately 70% of sales in 2017.

•

Active Management of Product Risk:    Our annuity contracts generally include surrender charges that discourage early redemptions. In addition, the majority of these contracts contain provisions that permit us to annually reset the parameters of the formula by which index credits are provided in response to changing market conditions. These provisions enable us to manage our margins and retain our in-force business.

•

Seasoned Management Team and Strong Sponsorship with Significant Capital Investment:    Our management team has extensive experience in the insurance sector and has managed large and small companies through numerous economic cycles. Our executive officers average over 23 years of financial services experience. In addition, with a combined 60 years of experience in the financial services industry, our founders will bring significant investment and operational expertise to our company. Chinh Chu and Bill Foley, together with Fidelity National Financial and Blackstone, have demonstrated significant ongoing commitment to the franchise. FGL Holdings’ investment will enable us to pursue opportunities to grow organically and the experience and professional network of the FGL Holdings founders enhances our ability to pursue ongoing strategic acquisitions.

Our Strategy

We seek to grow our business by pursuing a set of strategies aimed at delivering sustainable and profitable growth for shareholders; including:

•

Protect Sales in Our Existing Market.    We believe the demand for retirement and principal protection products in the IMO market will continue even under the Department of Labor “fiduciary” rule standards. Our focus will be on reconfiguring products and capabilities and partnering with the IMOs to continue to compete successfully and serve this important market’s needs.

•

Strengthen the Foundation.    We will execute key initiatives that enhance our business capabilities and provide a platform for sustainable growth. These initiatives include an emphasis on operationalizing our new entity structure, continuing to make investments that advance our infrastructure roadmap, including our data platform, and onboarding an additional third-party administrator.

•

Enhance the FGLH Experience.    Building off the foundational initiatives, we continue efforts to create a more engaging, customer-focused experience through enhanced digital capabilities and improving the ease of doing business with us for our IMO partners, agents and customers.

•	Leverage Product Capabilities for Additional Distribution. We capitalize on our manufacturing expertise and distribution partnerships to expand product reach.

•	Selectively Pursue Acquisitions. We actively monitor the annuity and life insurance markets for opportunities to acquire businesses which are compatible with our existing operations. We also look for opportunities to acquire seasoned blocks of in-force business with measurable experience, which can help leverage our existing operational and corporate structures to generate enhanced returns on invested capital.

•	Bottom-line, Profit-oriented Objectives. We focus on initiatives to deliver target profits and avoid markets and products when industry pricing makes it difficult to achieve targeted profit margins.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 are based on the historical financial statements of FGL Holdings (formerly CF Corporation, as described below) and FGL, as well as the historical combined financial statements of Front Street Re (Delaware) Ltd. (“FSRD”) and Front Street Re Ltd. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 give pro forma effect to the merger with FGL and the acquisition of Front Street Re Ltd. as described below (collectively, herein referred to as the “Merger Transactions”) and the anticipated $550 million offering of the notes offered hereby, as if they had been consummated on January 1, 2017.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 has been prepared using, and should be read in conjunction with, the following:

•

FGL Holdings’ audited statement of operations for the period from December 1, 2017 to December 31, 2017, the period from October 1, 2017 to November 30, 2017, and the year ended September 30, 2017 and the related notes in FGL Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	FGL’s audited consolidated statement of operations for the year ended September 30, 2017 and the related notes in FGL’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017; and

•	Front Street Re’s audited combined statement of comprehensive loss for the year ended September 30, 2017 and the related notes.

FGL, a former majority owned subsidiary of HRG Group, Inc. (“HRG”), completed the merger with CF Corp and its related entities (“CF Entities”), on November 30, 2017, pursuant to the Merger Agreement. Subject to the terms and conditions of the Merger Agreement, FGL Merger Sub Inc., a Delaware corporation and a wholly-owned indirect subsidiary of FGLUS, merged with and into FGL (the “Merger”), and FGL continued as the surviving entity, which became a wholly-owned indirect subsidiary of CF Corp.

Pursuant to the Merger Agreement, except for certain shares specified in the Merger Agreement, each issued and outstanding share of common stock of FGL was automatically canceled and converted into the right to receive $31.10 in cash, without interest and less any required withholding taxes (the “Merger Consideration”). Accordingly, CF Corp acquired FGL for a total of approximately $2 billion in cash, plus the assumption of $405 million of existing debt.

In addition, on November 30, 2017, CF Entities bought all of the issued and outstanding shares of Front Street Re (Cayman) Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“FSRC”) and Front Street Re Ltd., an exempted company incorporated in Bermuda with limited liability (“FSR” and, together with FSRC, the “FSR Companies”) from FSRD, a wholly owned subsidiary of HRG, pursuant to the Share Purchase Agreement dated May 24, 2017, for cash consideration of $65 million, subject to certain adjustments the (“Share Purchase”).

On December 1, 2017, upon completion of the acquisitions, CF Corp changed its name to FGL Holdings and began trading on the New York Stock Exchange under the ticker symbol “FG”. FGL Holdings, FGL and FSR are collectively referred to in this section as the “Combined Company.”

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2017

	January 1 through November 30, 2017			December 1 through December 31, 2017						Pro Forma Adjustments				For the Year Ended December 31, 2017
	FGL (Historical)	FSR (Historical)	Combined	Combined	FGL PGAAP Adjustments		FSR PGAAP Adjustments	Total Purchase Accounting	Intercompany Eliminations(f)	Asset Management Fee(g)	New Indenture(h)	Total Pro Forma Adjustments		Pro Forma Combined
Revenues:
Premiums	$38	$—	$38	$3	$—		$—	$—	$2	$—	$—	$—		$43
Net investment income	939	—	939	92	(21)		—	(21)	62	—	—	—		1,072
Net investment gains	411	136	547	42	—		—	—	(23)	—	—	—		566
Insurance and investment product fees and other	163	—	163	28	—		—	—	1	7	—	7		199

Total revenues	1,551	136	1,687	165	(21)		—		42	7	—	7		1,880
Benefits and expenses:
Benefits and other changes in policy reserves	1,050	130	1,180	141	(70	)(b)	—	(70)	(1)	—	—	—		1,250
Acquisition and operating expenses, net of deferrals	159	10	169	16	(1	)(c)	—	(1)	3	56	—	56		243
Amortization of intangibles	106	—	106	1	(14	)(d)	—	(14)	—	—	—	—		93

Total benefits and expenses	1,315	140	1,455	158	(85)		—	(85)	2	56	—	56		1,586

Operating income (loss)	236	(4)	232	7	64		—	85	40	(48)	—	(48)		295
Interest income	—	—	—	—	—		—	—	—	—	—	—		—
Interest expense	(22)	—	(22)	(2)	—		—	—	—	—	(11)	(11)		(35)

Income (loss) before income taxes	214	(4)	210	5	64		—	85	40	(48)	(11)	(60)		259
Income tax expense (benefits)	72	2	74	107	22	(e)	—	22	14	(17)	(4)	(21	)(e)	196

Net Income (loss)	$142	$(6)	$136	$(102)	$42		$—	$63	$26	$(31)	$(7)	$(39)		$63

Weighted average shares outstanding
Basic														214,370,000
Diluted														214,370,000
Net earnings per share
Basic														$0.16
Diluted														$0.16

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Nature of Operations and Basis of Presentation

Nature of Operations

FGL provides its principal life and annuity products through its insurance subsidiaries, FGLIC and FGLICNY. FGL’s customers range across a variety of age groups and are concentrated in the middle-income market. FGL’s fixed indexed annuities provide for pre-retirement wealth accumulation and post-retirement income management. FGL’s life insurance provides wealth protection and transfer opportunities through indexed universal life products. Life and annuity products are primarily distributed through independent marketing organizations and independent insurance agents.

FSR provides life and annuity reinsurance services, such as reinsurance on asset intensive, long duration life and annuity liabilities.

Basis of Presentation

Each of FGL and FSR constitutes a business, with inputs, processes and outputs. Accordingly, the merger with FGL and acquisition of FSR each constitutes the acquisition of a business for purposes of Accounting Standards Codification (ASC) 805, and is accounted for using the acquisition method due to the change in control. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger Transactions and/or the issuance of the notes.

The pro forma adjustments reflecting the consummation of the Merger Transactions and issuance of the notes and the use of proceeds therefrom, as described under “Use of Proceeds,” are based on certain assumptions and methodologies that FGL Holdings believes are reasonable under the circumstances. Management believes its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger Transactions and issuance of the notes and the use of proceeds therefrom, as described under “Use of Proceeds,” based on information available and the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations would have been had the Merger Transactions and/or the issuance of the notes taken place on the dates indicated, nor are they indicative of the future consolidated results of operations of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of CF Corp., FGL and FSR.

2.	Accounting Policies

The Company’s accounting policies are described within FGL Holdings’ Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference herein.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger Transactions, the issuance of the notes offered hereby and the use of proceeds therefrom and has been prepared for informational purposes only.

The pro forma combined consolidated provision for income taxes does not necessarily reflect the amounts that would have resulted had FGL Holdings filed consolidated income tax returns during the period presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statements of operations are based upon the number of FGL Holdings’ shares outstanding, assuming the Merger Transactions, the issuance of the notes offered hereby and the use of proceeds therefrom occurred on January 1, 2017.

The adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 are as follows:

(a)	Represents adjustment to net investment income to amortize the fair value adjustment to FGL’s investments.

(b)	Represents the amortization of contract holder funds resulting from the increase in fair value of reserves upon the acquisition of FGL.

(c)	Represents the elimination of depreciation and amortization expense related to written-off fixed assets and leasehold improvements.

(d)	Represents the sum of the adjustments to record amortization expense related to identifiable definite lived intangible assets.

Year Ended December 31, 2017
Historical amortization recognized on deferred acquisition cost and value of business acquired (“VOBA”)	$106
Amortization after fair value (including VOBA and other intangibles)	89
Amortization of other identifiable definite lived intangible assets	3

Amortization expense adjustment for the period	$(14)

(e)	Represents the adjustment to income tax expense within the unaudited pro forma condensed combined statements of operations as a result of the pro forma adjustments related to purchase accounting and pro forma adjustments related to other items, as described herein, based on a statutory tax rate of 35%.

	Year Ended December 31, 2017
	Purchase Accounting Adjustments	Pro Forma Adjustments
Pro forma net income (loss) before income taxes	$64	$(60)
Effective Tax Rate	35%	35%

Income tax expense (benefit)	$22	$(21)

(f)	Reflects adjustments to eliminate intercompany transactions between FGL and FSR:

Year Ended December 31, 2017
Premiums	$2
Net investment income	62
Net investment gains (losses)	(23)
Insurance and investment product fees and other	1
Benefits and other changes in policy reserves	(1)
Acquisition and operating expenses, net of deferrals	3
Income tax (benefit) expense	14

Amortization expense adjustment for the period	$26

(g)	Reflects the payment of an investment management fee, calculated as 30 bps of assets under management, from FGLIC to the Investment Manager as well as the payment of an investment administration services fee, calculated as 4 bps of assets under management, from the Investment Manager to FGLIC, pursuant to the agreements entered into in connection with the Merger Transactions. This also reflects the impact of the $23 million paid to Blackstone Tactical Opportunities Advisors LLC and the corresponding reduction in the management fees payable by FGLIC during the first thirteen months of the management agreement.

(h)	Reflects $5 million call premium paid to the holders of the Company’s 6.375% Senior Notes due 2021, amortization of debt issue costs incurred in connection with the new indenture and incremental interest expense. The debt issue costs were capitalized and will be amortized using the straight-line method.

4.	Earnings per Share

Represents the net earnings per share calculated using the historical weighted average of the ordinary shares of FGL Holdings and the issuance of additional shares in connection with the Merger Transactions and Share Purchase, assuming the shares were outstanding since January 1, 2017:

Combined Pro Forma Basic and Diluted Weighted Average Shares
Founders shares	30,000,000
Issued shares as consideration for membership units purchased in IPO	69,000,000
Share purchases pursuant to forward purchase agreements	51,000,000
Share purchases pursuant to the equity commitments	36,000,000
Share purchases by the ROFO participants	20,000,000
Shares issued pursuant to the GSO and FNF Investment Agreements	8,370,000

Pro forma weighted average shares (basic and diluted)	214,370,000

Year Ended December 31, 2017
Pro forma net income	$63
Preferred dividends	28

Income attributable to common shareholders	35
Basic earnings per share	$0.16
Diluted earnings per share	$0.16

RISK FACTORS

Risks Relating to Economic Conditions, Market Conditions and Investments

Our growth strategy includes selectively acquiring business through acquisitions of other insurance companies and reinsurance of insurance obligations written by unaffiliated insurance companies, and our ability to consummate these acquisitions on economically advantageous terms acceptable to us in the future is unknown.

We intend to grow our business in the future in part by acquisitions of other insurance companies and businesses, and through block reinsurance, which could materially increase the size of our business and could require additional capital, systems development and skilled personnel. Any such acquisitions could be funded through cash from operations, the issuance of equity of our Parent and/or the incurrence of additional indebtedness, which amount may be material, or a combination thereof. We actively monitor the market for merger and acquisition opportunities; however the timing, structure and size of any such acquisitions are uncertain and any such acquisitions could be material.

Moreover, we may experience challenges identifying, financing, consummating and integrating such acquisitions and block reinsurance transactions. Competition exists in the market for profitable blocks of business and such competition is likely to intensify as insurance businesses become more attractive targets. It is also possible that merger and acquisition transactions will become less frequent, or be difficult to consummate due to financing or other factors, which could also make it more difficult for us to implement this aspect of our growth strategy. Our acquisition and block reinsurance transaction activities may also divert the attention of our management from our business, which may have an adverse effect on our business and results of operations.

Occasionally we may acquire or seek to acquire an insurance company or business that writes businesses that are not core to our business. The ability of our management to transfer or source sufficient reasonably priced reinsurance for non-core businesses that we may acquire and want to dispose of may be limited. In the event that we were unable to find buyers or purchase adequate reinsurance, we would have to accept an increase in our net risk exposures, revise our pricing to reflect higher reinsurance premiums, or otherwise modify our acquisitions and product offerings, each of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In furtherance of our strategy of growth through acquisitions, we may review and conduct investigations of potential acquisitions or block reinsurance transactions, some of which may be material. When we believe a favorable opportunity exists, we may seek to enter into discussions with target companies or sellers regarding the possibility of such transactions. At any given time, we may be in discussions with one or more counterparties. There can be no assurance that any such negotiations will lead to definitive agreements, or if such agreements are reached, that any transactions would be consummated.